Exhibit 10(d)


William Woodward Enterprises
50 Riverview Drive
Marlboro, NY  12542-5310
Phone: (914) 236-7557
Fax: (914) 236-4418


June 13, 2001


Sono-Tek Corporation
Route 9W
Milton Industrial Park
Milton, NY  12547


Re: Termination of lease of 4250 Square feet of space of Phase II, Building
I.

To Whom It May Concern:

	Please be advised that it was mutually agreed that the lease agreement for approximately 4250 square feet in Phase II of Building 1 of the Milton Industrial Park, 2010 Route 9W, Milton, New York would be terminated effective May 31, 2001.
	All rent has been paid in full. No security deposit was required and none returned. The demised premises were left clean and operable.
	Any and all penalties and/or adjustments for early termination of the lease is herewith waived.
	Thank you very much for your history of prompt rent payments. I appreciate your business.

	Very truly yours,


	William J. Woodward

William Woodward Enterprises
50 Riverview Drive
Marlboro, NY  12542-5310
Phone: (914) 236-7557
Fax: (914) 236-4418


June 13, 2001


Sono-Tek Corporation
Route 9W
Milton Industrial Park
Milton, NY  12547


Re: Termination of lease of 2000 Square feet of space in Building 5.

To Whom It May Concern:

	Please be advised that it was mutually agreed that the lease agreement for approximately 2000 square feet in Building 5 of the Milton Industrial Park, 2010 Route 9W, Milton, New York would be terminated effective April
30, 2001.
	All rent has been paid in full. The security deposit has been deducted from the last month's rent. The demised premises were left clean and operable.
	Any and all penalties and/or adjustments for early termination of the lease is herewith waived.
	Thank you very much for your history of prompt rent payments. I appreciate your business.

	Very truly yours,


	William J. Woodward